EXHIBIT 99.2




Aeroquip-Vickers, Inc.
For Immediate                                     Aeroquip-Vickers, Inc.
Release                                           3000 Strayer
               Contacts:                          P.O. Box 50
               Investor                           Maumee, Ohio 43537-0050
               William R. Ammann 419/867-2215
               Media
               Richard G. Rump 419/867-2292



                    Aeroquip-Vickers, Inc. Announces
                    New Share Purchase Rights Plan




   MAUMEE, Ohio, December 10, 1998 --- Aeroquip-Vickers, Inc. (NYSE:ANV) announced today that its Board of Directors has adopted a new share purchase rights plan that provides for rights to be issued to shareholders of record on February 7, 1999. The new rights plan will be effective as of February 7, 1999, and will replace Aeroquip-Vickers' existing rights plan which will expire on February 6, 1999.

   "The new rights plan is an extension and modification of Aeroquip-Vickers' existing rights plan that is intended to ensure that Aeroquip-Vickers shareholders receive fair and equal treatment if efforts are made to gain control of the company without paying all shareholders a fair price," said Darryl F. Allen, Aeroquip-Vickers chairman, president and chief executive officer.

   Under the plan, the rights will initially trade together with Aeroquip-Vickers common stock and will not be exercisable. Like the company's existing rights plan, in the absence of further board action, the rights under the new plan generally will become exercisable and allow the holder to acquire Aeroquip-Vickers common stock at a discounted price if a person or group acquires 20% or more of the outstanding shares of Aeroquip-Vickers common stock. Rights held by persons who exceed the 20% threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.



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Aeroquip-Vickers Adopts New Rights Plan, Page 2




   The plan also includes an exchange option. In general, after the rights become exercisable, the Board of Directors may, at its option, effect an exchange of part or all of the rights -- other than rights that have become void -- for shares of Aeroquip-Vickers common stock. Under this option, Aeroquip-Vickers would issue one share of common stock for each right, subject to adjustment in certain circumstances.

   Aeroquip-Vickers' Board of Directors may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on February 7, 2009, unless earlier redeemed, exchanged or amended by the Board of Directors.

   The issuance of the rights is not a taxable event, will not affect Aeroquip-Vickers' reported financial condition or results of operations (including earnings per share), and will not change the way in which Aeroquip-Vickers common stock is currently traded. Aeroquip-Vickers, Inc. is two companies, Aeroquip Corporation and Vickers, Incorporated, world leaders in the design, manufacture and distribution of engineered components and systems to the industrial, aerospace and automotive markets.



12/10/98


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